Exhibit 10.16

ACNB Bank Variable Compensation Plan

Developed By:

Compensation Committee ACNB Corporation Gettysburg, Pennsylvania

Effective Date:

January 1, 2014

Amendment Effective Date:

January 1, 2021

Contents

I.Purpose

II.General Description

III.Definition of Terms

IV.Plan Administration

V.Plan Participation

VI.Operating Rules

VII.Summary of Plan Parameters

i.Purpose

The purpose of the Variable Compensation Plan is to make the potential to earn additional compensation available to directors and employees who, through high levels of performance, contribute to the long-term success and profitability of ACNB Corporation and its banking subsidiary, ACNB Bank. The Plan and its guidelines are designed to support the Bank’s organizational objectives and financial goals, as defined by the ACNB Corporation Strategic and Financial Plans, by making available additional, variable and contingent compensation, in the form of cash awards, equity awards (in the form of ACNB Corporation shares), or both.

i.General Description

Before any Variable Compensation Award is made available under the Plan, the Bank must achieve certain financial Targets and the Participant and/or the Bank must achieve other defined objectives. The Plan sets forth goals that are intended to be consistent with those contained in the ACNB Corporation Strategic Plan and Financial Plan for ACNB Bank.

The calculation of the share of the awards that may be distributed to the Participants and the Targets and award formulas are constructed to align the interests of the Participants with those of the shareholders of the Company. The Targets and award formulas support a level of Variable Compensation Awards that enables the Company and the Bank to attract, retain and motivate high- quality directors and personnel, as well as supports the continued growth and profitability of the Bank and the Company.

The Plan is established to augment regular compensation, salary and/or benefits programs already in existence. The Plan is not meant to be a substitute for compensation increases, but supplemental to compensation or base salary and, as stated, a reward for performance that contributes to outstanding levels of long-term achievement.

i.Definition of Terms

A.“Bank” shall mean ACNB Bank.

B.“Board” means the Boards of Directors of the Company and of the Bank.

C.“Company” shall mean ACNB Corporation.

D.“Financial Plan” shall mean the profit plan, including quantitative objectives, established for the Bank.

E.“Participant” shall mean the eligible director or employee selected under Section V of this Plan for participation in the Plan.

F.“Plan” shall mean the Variable Compensation Plan.

G.“Plan Year” shall mean a full or partial calendar year in which the Plan is in effect, unless otherwise specified.

H.“Supplementary Plan Documents” shall include any document entitled Supplementary Plan Document(s), any Variable Compensation Plan Restricted Stock Agreement, and any other document used to effectuate the intent of the Plan.

I.“Target” shall mean annual performance factor goal, consistent with the Strategic Plan for the Bank, the attainment of which is integrated with the potential granting of Variable Compensation Awards.

J.“Variable Cash Award” shall mean the cash component of the Variable Compensation Award.

K.“Variable Compensation Award” shall mean the amount of any cash or equity awards approved for distribution to Participants for any Plan Year, as approved by the Company’s and the Bank’s Boards of Directors.

L.“Variable Equity Award” shall mean the equity component of the Variable Compensation Award.

i.Plan Administration

The Board shall have the sole and complete authority regarding all matters pertaining to the approval of the Plan, supplements or revisions to the Plan, rules or guidelines established to administer the Plan, termination of the Plan, and corrections of any defect or omission or reconciliation of any inconsistency in the Plan, any Variable Compensation Award, or annual performance Targets.

The Board has delegated authority for the ongoing administration and interpretation of the Plan to the Compensation Committee. The actions of the Board and the Compensation Committee affecting the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding on all parties, including the Company, the Bank, all directors, all employees, and Participants. Matters before the Board or Compensation Committee shall be decided upon a majority vote of the Board or Compensation Committee.

The Board may review and revise the Plan’s guidelines or the operating rules at any time. Performance measures and awards based upon those measures may be adjusted in order to emphasize specific goals and objectives of the Plan. It is expected that the Plan guidelines will require modification only when significant changes in organization, goals, personnel or performance occur.

Computation of potential individual incentive awards will be made by the Compensation Committee Chairperson or his or her designee, consistent with the guidelines documented herein, and presented to the Compensation

Committee for consideration. Maintenance of Participant payments and other related records shall be the responsibility of the Chief Financial Officer or his or her designee.

Extraordinary occurrences may be considered when calculating performance results to insure that the best interests of the Company, the Bank, and the Company’s shareholders are protected and are not brought into conflict with the interests of the Participants. In accordance with the authority delegated to the Compensation Committee with respect to the administration and interpretation of the Plan, the Compensation Committee may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense or loss, and any and all factors which it may deem relevant, before recommending Variable Compensation Awards for any given Plan Year to the Board.

No member of the Board or Compensation Committee shall be liable for any determination, decision or action made in good faith with respect to this Plan.

i.Plan Participation

A.Participation in the Plan is limited to selected directors, officers and employees of the Bank. The individual must have been a director or employed by the Bank prior to July 1 of the Plan Year in order to be eligible for participation in the Plan.

B.The following is a summary of the positions which may be, but are not required to be, selected for participation in the Plan.

Tier    Participants

1.Directors

2.Chief Executive Officer/President

3.Executive Vice Presidents

4.Senior Vice Presidents

5.First Vice Presidents

6.Vice Presidents

7.All Other Employees

C.No Variable Compensation Award shall be made to any Participant of employee status who does not receive at least an overall rating of “Meets Expectations” on his or her most recent individual performance appraisal prior to the Plan Year award.

D.The Participant must also meet certain other eligibility criteria set by the Board at its discretion.

i.Operating Rules

A.The Plan shall be effective as of January 1, 2014, with the first Plan Year being calendar year 2014.

B.The Board may amend, suspend or terminate the Plan at any time with or without notice.

C.Supplementary Plan Documents relating to Participants, Targets, and other pertinent matters will be prepared and approved by the Board for the beginning of each Plan Year or as early in the Plan Year as possible.

D.Awards will not be paid if the CAMELS composite rating for ACNB Bank falls below a “2”.

E.Variable Compensation Awards will not be considered if, in the sole judgment of the Board, the dividend payout for ACNB Corporation shareholders is not reasonable or competitive.

F.Variable Compensation Awards will not vest until the later of (a) the date provided in any vesting schedule contained in the Supplementary Plan Documents, including the Variable Compensation Plan Restricted Stock Agreement, related to a specific Variable Compensation Award or (b) the date the Board approves the Variable Compensation Award.

G.No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge or bankruptcy.

A.Eligible Participants will receive their Variable Compensation Awards no later than March 15 following the end of a calendar year during which the Variable Compensation Award vests.

B.An award or participation under the Plan shall not confer any right on the Participant to continue in service or in the employ of the Company or Bank or limit in any way the right of the Company or Bank to terminate the Participant’s service or employment at any time.

C.The receipt of a Variable Compensation Award for any one year shall not guarantee a director or an employee the right to receive an award for any subsequent year.

D.The Company or Bank shall deduct from payments made under this Plan any federal, state or local taxes, or other deductions required to be withheld, with respect to such payments.

E.Should a Participant’s service or employment be terminated for any reason, including death and retirement, prior to the date on which a Variable Compensation Award is actually paid, he or she shall not be eligible to receive the Variable Compensation Award.

F.Equity awards granted under this Plan shall be granted under and in accordance with the ACNB Corporation 2018 Omnibus Stock Incentive Plan, any successor plan, or any similar plan under which equity awards may be granted.

G.Any payments made pursuant to this Plan are intended to be payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4) and not a deferral of compensation. The parties hereto intend that any and all compensation under this Plan satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A.

H.In the event that the Company or Bank is required to prepare an accounting restatement because of the material noncompliance of the Company or Bank with any financial reporting requirement and, if within the previous three years from the date of the restatement, a Participant received a Variable Compensation Award based upon the erroneous data, the Participant shall return and refund to the Bank the excess of what would have been paid to the Participant under the accounting restatement. In the event that the Company or Bank is required to prepare an accounting restatement because of a Participant’s misconduct or fraudulent activity, then the Participant shall return and refund to the Bank the entire Variable Compensation Award received based upon the erroneous data.

i.Summary of Plan Parameters

a.Variable Compensation Awards

Awards under the Plan are contingent upon the Bank and the Participant achieving established Targets and other potentially relevant factors, as determined by the Board or Compensation Committee.

b.Performance Targets

Targets will be established annually for several key performance factors that impact the interests of the shareholders of the Company. The Targets take into account industry peer group performance benchmarks and specific goals established for the Bank and the Participant. These factors give primary focus on the financial performance of the Bank, but also consider other important benchmarks such as those related to growth and risk management. The Board may establish different Targets for different Participants at its sole discretion.

c.Variable Compensation Plan Awards

As noted earlier in this document, the determination of Variable Compensation Awards, and the distribution of same, is at the discretion of the Board with recommendations from the Compensation Committee. Variable Cash Awards and Variable Equity Awards may be considered when the established Bank performance Targets are met, or exceeded, and when the Board, in its sole judgment, deems that the payment of such awards are in the best interests of the Company, its subsidiaries, and its shareholders.
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